Exhibit 99.1

Monopar Therapeutics Reports First Quarter 2026

Financial Results and Provides Business Updates

Wilmette, IL, May 14, 2026 – Monopar Therapeutics Inc. (“Monopar” or the “Company”) (Nasdaq: MNPR), a clinical‐stage biopharmaceutical company developing innovative treatments for patients with unmet medical needs, today announced first quarter 2026 financial results and provided business updates.

Recent Program Developments

ALXN1840 for Wilson Disease – NDA Submission on Track for Mid-2026

In April 2026, Monopar presented new analyses from the randomized controlled Phase 3 FoCus trial of ALXN1840 (tiomolibdate choline, TMC) at the American Academy of Neurology (AAN) Annual Meeting 2026. The late-breaker oral and poster presentation, titled “Greater clinical benefit with tiomolibdate choline versus standard-of-care in neurologic Wilson disease patients in the Phase 3 FoCus Trial,” demonstrated greater neurologic benefit of ALXN1840 versus standard of care (“SoC”) in Wilson disease patients with neurologic symptoms at baseline.

These results from the FoCus trial will also be presented in a poster at the 12th Congress of the European Academy of Neurology (EAN) in Geneva, Switzerland, June 27-30, 2026. Dr. Aurélia Poujois, MD, PhD, of the Adolphe de Rothschild Foundation Hospital, a leading authority in Wilson disease, will present on June 28 at 12:50 CEST.

Monopar will also present at the European Association for the Study of the Liver (EASL) Congress 2026, a leading global forum for liver disease research. The presentation, titled “Tiomolibdate choline stabilizes liver disease and improves neurological symptoms as well as quality-of-life in treatment-experienced Wilson disease patients,” will be presented by UC Davis Professor Dr. Valentina Medici, MD, MAS, FAASLD. EASL Congress 2026 will take place in Barcelona, Spain, from May 27-30, 2026, with Dr. Medici presenting on May 29 at 08:45 CEST.

The Company remains on track with its plans to submit the New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) in mid-2026. Susan Rodriguez, the Company’s Chief Commercial and Strategy Officer who joined in March 2026, is leading commercial readiness activities in preparation for a potential launch.

Financial Results for the First Quarter Ended March 31, 2026, Compared to the First Quarter Ended March 31, 2025

Cash and Net Loss

Cash, cash equivalents and investments as of March 31, 2026, were $137.5 million. Monopar expects its current funds to support operations at least through December 31, 2027, including: (1) regulatory and potential commercial activities for ALXN1840; (2) continued development of MNPR-101 programs; and (3) internal research and development.

Net loss for the first quarter of 2026 was $3.9 million, or $0.46 per share, compared to net loss of $2.6 million, or $0.38 per share, for the first quarter of 2025.

Research and Development (“R&D”) Expenses

R&D expenses for the first quarter of 2026 were $3,487,247 compared to $1,643,375 for the first quarter of 2025. This represents an increase of $1,843,872 primarily attributed to (1) an $825,972 increase in R&D contractor and consulting expenses, (2) a $799,593 increase in R&D personnel expenses including stock-based compensation and (3) a net increase of $218,307 in other R&D expenses.

General and Administrative (“G&A”) Expenses

G&A expenses for the first quarter of 2026 were $1,738,006 compared to $1,578,442 for the first quarter of 2025. This represents an increase of $159,564 primarily attributed to (1) a $134,599 increase in G&A personnel expenses including stock-based compensation and (2) a net increase of $24,965 in other G&A expenses.

Interest Income

Interest income for the first quarter of 2026 was $1,332,203 compared to $596,845 for the first quarter of 2025. The increase is attributed to interest earned on U.S. Treasury securities and commercial paper, and higher bank balances in 2026, due to the net proceeds of approximately $91.9 million from the September 2025 capital raise.

About Monopar Therapeutics Inc.

Monopar Therapeutics is a clinical-stage biopharmaceutical company with late-stage ALXN1840 for Wilson disease, and radiopharmaceutical programs including MNPR-101-Zr (Phase 1) for imaging advanced cancers along with MNPR-101-Lu (Phase 1a) and MNPR-101-Ac (late preclinical) for the treatment of advanced cancers. For more information, and links to SEC filings that contain detailed financial information, visit: https://ir.monopartx.com/quarterly-reports.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of these forward-looking statements include statements concerning: that the Company remains on track with its plans to submit the New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) in mid-2026; that Susan Rodriguez is leading commercial readiness activities in preparation for a potential launch; and that Monopar expects its current funds to support operations at least through December 31, 2027. The forward-looking statements involve risks and uncertainties including, but not limited to: uncertainties related to the regulatory process that Monopar intends to initiate related to ALXN1840, including the submission of the NDA to the FDA, and the outcome thereof; the rate of market acceptance and competitiveness in terms of pricing, efficacy and safety, of any products for which Monopar receives marketing approval, and Monopar’s ability to competitively market any such products as compared to larger pharmaceutical firms; Monopar’s ability to raise sufficient funds in order for the Company to support continued preclinical, clinical, regulatory, pre-commercial and commercial development of its programs and to make contractual milestone payments, as well as its ability to further raise additional funds in the future to support any existing or future product candidate programs through completion of clinical trials, the approval processes and, if applicable, commercialization; and the significant general risks and uncertainties surrounding the research, development, regulatory approval, and commercialization of imaging agents and therapeutics. Actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Monopar’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Monopar undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Any forward-looking statements contained in this press release represent Monopar’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

CONTACT:

Monopar Therapeutics Inc.
Investor Relations
Quan Vu
Chief Financial Officer
vu@monopartx.com

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